Exhibit 99.1

TEXAS PACIFIC LAND CORPORATION ANNOUNCES EFFECTIVE DATE OF PREVIOUSLY ANNOUNCED THREE-FOR-ONE STOCK SPLIT

DALLAS, TX (December 2, 2025) – Texas Pacific Land Corporation (NYSE: TPL) (the “Company”) today announced that its Board of Directors has finalized the effective date of the previously announced three-for-one stock split. The record date for the three-for-one stock split is December 12, 2025, and the stock split will be effective and shares will be distributed on December 22, 2025. Trading of the Company’s common stock will begin on a stock-split adjusted basis on December 23, 2025.

About Texas Pacific Land Corporation

Texas Pacific Land Corporation is one of the largest landowners in the State of Texas with approximately 882,000 acres of land, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership provides revenue opportunities throughout the life cycle of a well. These revenue opportunities include fixed fee payments for use of the Company’s land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and/or treated produced water, revenue from the Company’s oil and gas royalty interests, and revenue related to saltwater disposal on the Company’s land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases and temporary permits principally related to a variety of land uses including, but not limited to, midstream infrastructure projects and hydrocarbon processing facilities.

Visit TPL at http://www.TexasPacific.com.

Contact:

Investor Relations

IR@TexasPacific.com